UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

LaBRANCHE & CO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15251	13-4064735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Whitehall Street, New York, New York 10004

(Address of principal executive offices)

(212) 425-1144

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 15, 2011, LaBranche & Co Inc. (the “Company”) held a special meeting of its stockholders in order to vote upon the following proposals:

(1) proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 16, 2011, by and among the Company, Cowen Group, Inc. and Louisiana Merger Sub, Inc., and approve the merger contemplated thereby (the “Merger Proposal”); and

(2) proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal (the “Adjournment Proposal”).

As of May 4, 2011, the record date for determining the Company stockholders entitled to vote on the proposals presented at the special meeting, there were 40,931,997 shares of Company common stock entitled to vote at the special meeting. At the special meeting, holders of 32,189,426 shares of Company common stock entitled to vote were represented in person or by proxy, constituting a quorum. The holders of a majority of the Company common stock outstanding and entitled to vote were required to vote in favor of the Merger Proposal.

The stockholders approved the Merger Proposal based on the following results as certified by the inspector of elections:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
27,322,360	4,842,495	24,571	—

Approximately 66.75% of the Company’s common stock entitled to vote at the special meeting was voted in favor of the Merger Proposal. Since the Merger Proposal was approved, it was not necessary to consider the Adjournment Proposal and the results of the vote on the Adjournment Proposal were not announced at the special meeting.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LaBranche & Co Inc.

Date: June 15, 2011	By:	/s/ Jeffrey A. McCutcheon
	Name:	Jeffrey A. McCutcheon
	Title:	Senior Vice President and Chief Financial Officer

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